As filed with the Securities and Exchange Commission on January 25, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIDWAY GOLD CORP.
(Exact name of registrant as specified in its charter)

British Columbia	98-0459178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8310 South Valley Highway, Suite 280
Englewood, Colorado 80112
(720) 979-0900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202
(303) 629-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kenneth G. Sam, Esq. Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, CO 80202-5549

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐   Accelerated filer ☒     Non-accelerated filer ☐  Small reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares of the Company issuable upon the conversion of the Series A Preferred Shares	37,837,838(1)	$51,270,270.49(2)	$6,993.26
Common Shares of the Company issuable upon the payment of in-kind dividends on the Series A Preferred Shares	15,236,260(3)	$20,645,132.30(2)	$2,816.00
Total	53,074,098	$70,915,402.79	$9,809.26

(1)
Represents the maximum number of the Company’s common shares that may be issued upon the conversion of 37,837,838 Series A Preferred Shares of the Company.  Each Series A Preferred Share is convertible into common shares on a one-for-one basis, subject to adjustment for share consolidations, share dividends, stock splits or similar transactions pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Calculated pursuant to Rule 457(c) of the Securities Act based on the average $1.355 of the high $1.39 and low $1.33 trading price of the Registrant’s common shares on January 22, 2013, as quoted on the NYSE MKT.

(3)
Represents the maximum number of Common Shares that may be issued upon the in-kind payment of the dividends on the  Series A Preferred Shares of the Company.  In-kind dividends are payable at the option of the Registrant in common shares based on the closing price of common shares on the NYSE MKT immediately prior to the dividend payment date.  The maximum number of common shares issuable on payment of in-kind dividends is calculated based on an estimated dividend issuance price of $1.85 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  Selling Shareholders  may not sell these securities until the Securities and Exchange Commission declares our registration statement effective.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion January 25, 2013

MIDWAY GOLD CORP.

53,074,098 Common Shares

This Prospectus relates to the resale from time to time by certain selling shareholders of Midway Gold Corp. named herein (which we refer to herein as the “Selling Shareholders”) of up to an aggregate of 53,074,098 of our common shares (the “Common Shares”) consisting of:

(1)
37,837,838 Common Shares issuable upon the conversion of 37,837,838 Series A Preferred Shares  issued to the Selling Shareholders in connection with the private placement of Series A Preferred Shares under the terms of  Share Purchase Agreements dated November 21, 2012; and

(2)
15,236,260 Common Shares issuable upon the in-kind payment of an annual 8% dividend compounding monthly, and payable quarterly to the holders of the Series A Preferred Shares.  At our option, we may pay the 8% dividend in our Common Shares, in-lieu of cash, based on the closing price of our Common Shares as quoted by the NYSE MKT on the trading day immediately prior to the dividend payment.  The number of Common Shares, 15,236,260, qualified for resale under this Prospectus is based on a deemed issuance price of $1.85 per Common Share.

We will pay all of the expenses of this offering, other than commissions and discounts of broker-dealers and market makers.  We will not receive any cash proceeds from the resale of the common shares issuable upon the conversion of the Series A Preferred Shares and we will not receive any cash proceeds from the resale of the common shares issuable upon the payment of the in-kind dividends on the Series A Preferred Shares.

Our Common Shares are traded on the NYSE MKT and on the TSX Venture Exchange under the symbol “MDW”. On January 24, 2013, the last reported sale price of the common shares on the NYSE MKT was $1.33 per Common Share and on the TSX Venture Exchange was Cdn$1.33 per Common Share.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus.   Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS , 2013.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS AND UNCERTAINTIES	4

DOCUMENTS INCORPORATED BY REFERENCE	16

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	18

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES	19

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	20

USE OF PROCEEDS	20

DESCRIPTION OF COMMON SHARES	20

DESCRIPTION OF SERIES A PREFERRED SHARES	21

SELLING SHAREHOLDERS	24

SELLING SHAREHOLDER INFORMATION	26

PLAN OF DISTRIBUTION	27

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS	29

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	30

INTERESTS OF NAMED EXPERTS AND COUNSEL	37

TRANSFER AGENT AND REGISTRAR	37

LEGAL MATTERS	37

EXPERTS	37

WHERE YOU CAN FIND MORE INFORMATION	37

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC using the  “shelf” registration process.  Each Selling Shareholder may sell the Common Shares acquired upon conversion of the Series A Preferred Shares or the payment of in-kind dividends on the Series A Preferred Shares.

This Prospectus provides you with a general description of the Common Shares the Selling Shareholder may offer.  Please carefully read this Prospectus together with the documents incorporated by reference under “Documents Incorporated by Reference” and the additional information under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences both in Canada and the United States.  This Prospectus or any applicable Prospectus Supplement may not fully describe these tax consequences fully.  You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the securities.  Our business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Midway”, “Company” “we”, “us” or “our” refer to Midway Gold Corp., either alone or together with its subsidiaries as the context requires.

SUMMARY

The Company

Midway Gold Corp. was incorporated under the Company Act (British Columbia) on May 14, 1996, under the name Neary Resources Corporation. On October 8, 1999, Midway changed its name to Red Emerald Resource Corp. On July 10, 2002, it changed its name to Midway Gold Corp.  Midway became a reporting issuer in the Province of British Columbia upon the issuance of a receipt for a prospectus on May 16, 1997.  Our Common Shares were listed on the Vancouver Stock Exchange (a predecessor of the TSX Venture Exchange) on May 29, 1997. On July 1, 2001, Midway became a reporting issuer in the Province of Alberta pursuant to Alberta BOR#51-501.  On December 21, 2007, we filed a Form 8-A with the SEC in connection with the listing of our Common Shares on the American Stock Exchange (now the known as the NYSE MKT) and became a reporting issuer under Section 12(b) of the Securities Exchange Act of 1934, as amended.  Our Common Shares are currently listed on the NYSE MKT and Tier 1 of the TSX.V under the symbol “MDW.”

We are a development stage company engaged in the acquisition, exploration, and, if warranted, development of gold and silver mineral properties in North America. Our mineral properties are located in Nevada and Washington.  The Tonopah (formerly referred to as “Midway”), Spring Valley, Gold Rock and Golden Eagle gold properties are exploratory stage projects and have identified gold mineralization and the Thunder Mountain project is an earlier stage gold and silver exploration project.  Our Pan project is in the development stage. We are working towards transitioning from a development stage company to a gold production company with plans to advance the Pan gold property located in White Pine County, Nevada through to production by as early as 2014.

Our registered office in Canada is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2X8. Our principal executive and head office in the United States is located at 8310 South Valley Highway, Suite 280, Englewood, Colorado 80112, U.S.A. and our telephone number is (720) 979-0900. We maintain a website at www.midwaygold.com and through a link on our website you can view the periodic filings that we make with the SEC. Information contained on our website is not incorporated into this Prospectus.

Recent Developments

Private Placement of Series A Preferred Shares

On December 13, 2012, we closed a private placement of the Series A Preferred Shares pursuant to the Share Purchase Agreements by and between us and each of the Selling Shareholders, INV-MID, LLC, EREF-MID II, LLC and HCP-MID, LLC.  We offered and sold 37,837,838 Series A Preferred Shares at a price of $1.85 per share for gross proceeds of $70,000,000.  Each Series A Preferred Share is convertible into a Common Share on a one-for-one share basis. There is an eight percent (8%) annual dividend, compounding monthly, payable quarterly, payable on the Series A Preferred Shares. The first payment of the dividend payment commences on April 1, 2013 and each dividend is payable thereafter on the first business day of each quarter commencing on July 2, 2013.  At our option, we may pay the 8% dividend in-kind with our Common Shares, in-lieu of cash, based on the closing price of our Common Shares as quoted by the NYSE MKT on the trading day immediately prior to the dividend payment date.  The number of Common Shares, 15,236,260, qualified for resale under this Prospectus is based on a deemed issuance price of $1.85 per Common Share.

Amendment to our Notice of Articles

On December 13, 2012 in connection with the issuance of the Series A Preferred Shares, we filed a Notice of Alteration with the British Columbia Registry of Corporations to amend our Notice of Articles and authorize the rights under the Series A Preferred Shares.  These rights include, but are not limited to, the right to vote, on an as converted basis at all meetings of our shareholders; the right to receive an annual 8% dividend; the right, in the event of a liquidation, dissolution or winding-up of our business, to a liquidation preference equal to 125% of the initial issue price of the Series A Preferred Shares; and the right to convert Series A Preferred Shares into Common Shares at any time.

Budget/Work Plan Committee

On December 13, 2012 in connection with the issuance of the  Series A Preferred Shares, we entered into a side letter with the investors and Selling Shareholders, INV-MID, LLC, EREF-MID II, LLC and HCP-MID, LLC.  Pursuant to the terms of the side letter, we, among other things, formed a Budget/Work Plan Committee of our Board of Directors .  CEO Kenneth Brunk, Martin Hale, Roger Newell and John Sheridan were appointed to the Budget/Work Plan Committee.  The mandate of the Budget/Work Plan Committee is to review and approve the annual business and financing plans and capital and operating budgets (and any modifications of, or deviations from, such plans or budgets).  The Budget/Work Plan Committee chair is Mr. Brunk.  A majority of the members of the Budget/Work Plan Committee shall constitute a quorum for the transaction of business, and the unanimous vote of all members shall be required for all acts and approvals of the Budget Committee.

Resignation of Mr. Klein from our Board

On December 13, 2012, Mr. Nathaniel Klien, initially appointed as a director on November 8, 2012, resigned as a director of our Board effective December 13, 2012.  Under the terms of the side letter, Mr. Klien retained observation rights to attend meetings of the Board.

Appointment of Mr. Hale to our Board

On December 13, 2012, we appointed Mr. Martin Hale, President of Hale Capital Partners, L.P., as a director to fill the vacancy on our Board resulting from Mr. Klein’s resignation.  We also appointed Mr. Hale to serve on our Corporate Governance and Nominating Committee, the Compensation Committee and the Budget/Work Plan Committee of our Board.

Closing of Unit Offering

On July 6, 2012, we closed a unit offering in Canada and the United States of 12,261,562 units at a price of $1.28 per unit for aggregate gross proceeds of $15,694,799.  Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitled the holder to purchase one common share at a price of $1.85 per share for a period of 18 months following the closing of the unit offering.

Chairman of our Board and Chief Executive Officer

On May 18, 2012, Mr. Daniel E. Wolfus resigned as Chairman of our Board and Chief Executive Officer due to health reasons.  Following his resignation, Mr. Wolfus agreed to continue to serve as one of our directors.  Mr. Wolfus’ resignation was not the result of any disputes with us.  Concurrently with the resignation of Mr. Wolfus as Chairman of our Board and Chief Executive Officer, our Board appointed Mr. Kenneth A. Brunk to serve as Chairman of our Board and Chief Executive Officer.

Barrick Gold Exploration Inc. Exploration Program at the Spring Valley Project

On April 11, 2012, we announced that Barrick Gold Exploration Inc. informed us that it intends to conduct and fund an $11 million program at our Spring Valley Project, Pershing County, Nevada, in 2012, including exploration drilling and development work in preparation for an internal pre-feasibility study.  Exploration was to be focused on in-fill drilling in the north resource area and expansion drilling of the south target area. The development was to include metallurgical, geotechnical and hydrological studies.

RISK FACTORS AND UNCERTAINTIES

Investing in our securities involves a high degree of risk.  Prospective investors in a particular offering of our securities should carefully consider the following risks, as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in our securities.  If any of the following risks actually occurs, our business could be materially harmed.   Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business.

Risks Relating to Our Company

Since we have no operating or production history, investors have no basis to evaluate our ability to operate profitably. We were organized in 1996 but have had no revenue from operations since our inception. We have no history of producing metals from any of our properties. The majority of our properties are exploration stage properties in various stages of exploration. Our Tonopah, Spring Valley, Golden Eagle, and Gold Rock properties are exploratory stage exploration projects with identified gold mineralization. Our Pan project is in the development stage. Advancing properties from exploration into the development stage requires significant capital and time, and successful commercial production from a property, if any, will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

●	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient gold reserves to support a commercial mining operation;

●	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;

●	the availability and costs of drill equipment, exploration personnel, skilled labor and mining and processing equipment, if required;

●	the availability and cost of appropriate smelting and/or refining arrangements, if required;

●	compliance with environmental and other governmental approval and permit requirements;

●	the availability of funds to finance exploration, development and construction activities, as warranted;

●	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities;

●	potential increases in exploration, construction and operating costs due to changes in the cost of fuel, power, materials and supplies; and

●	potential shortages of mineral processing, construction and other facilities related supplies.

The costs, timing and complexities of exploration, development and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if warranted, development, construction and mine start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our properties.

We have a history of losses and expect to continue to incur losses in the future. We have incurred losses since inception and expect to continue to incur losses in the future. We incurred the following losses from operations during each of the following periods:

●	Approximately Cdn$10,748,692 for the nine months ended September 30, 2012;
●	Approximately Cdn$18,615,682 for the year ended December 31, 2011;
●	Approximately Cdn$6,432,914 for the year ended December 31, 2010; and
●	Approximately Cdn$3,924,175 for the year ended December 31, 2009.

We had an accumulated deficit of Cdn$88,437,312 as of September 30, 2012 and an accumulated deficit of Cdn$77,621,754 as of December 31, 2011. We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations.

Increased costs could affect our financial condition. We anticipate that costs at our projects that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business. We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.  Exploration for and the production of minerals is highly speculative and involves greater risk than many other businesses.  Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined.  Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and development of mineral properties, such as, but not limited to:

●	economically insufficient mineralized material;

●	fluctuation in production costs that make mining uneconomical;

●	labor disputes;

●	unanticipated variations in grade and other geologic problems;

●	environmental hazards;

●	water conditions;

●	difficult surface or underground conditions;

●	difficult surface or underground conditions;

●	industrial accidents;

●	metallurgic and other processing problems;

●	mechanical and equipment performance problems;

●	failure of pit walls or dams;

●	unusual or unexpected rock formations;

●	personal injury, fire, flooding, cave-ins and landslides; and

●	decrease in the value of mineralized material due to lower gold and silver prices.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues and production dates.  We currently have limited insurance to guard against some of these risks.  If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown of our investment in these interests.  All of these factors may result in losses in relation to amounts spent which are not recoverable, or result in additional expenses.

Our mineralization figures are estimates based on interpretation and assumptions and our properties may yield less mineral production under actual conditions than is currently estimated. Unless otherwise indicated, mineralization figures presented in this Prospectus and in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and our internal geologists. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on our properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

●	these estimates will be accurate;

●	resource or other mineralization estimates will be accurate; or

●	this mineralization can be mined or processed profitably.

Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital. As we have not completed feasibility studies on all of our properties and have not commenced actual production, mineralization resource estimates may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The resource estimates contained in this Prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold, silver or other commodities may render portions of our mineralization and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability determinations we reach. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and the value of our properties.

There are differences in U.S. and Canadian practices for reporting reserves and resources. Our reserve and resource estimates are not directly comparable to those made in filings by United States Issuers subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian practices. These practices are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated and inferred mineral resources, which are generally not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into reserves.

Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place, tonnage and grade without reference to unit measures.

Accordingly, information concerning descriptions of mineralization, reserves and resources contained in this report, or in the documents incorporated herein by reference, may not be comparable to information made public by other United States companies subject to the reporting and disclosure requirements of the SEC.

Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in exploration. Our long-term success depends on our ability to identify mineral deposits on our existing properties and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of gold, silver and other commodity exploration is determined in part by the following factors:

●	the identification of potential mineralization based on surficial analysis;

●	availability of government-granted exploration permits;

●	the quality of our management and our geological and technical expertise; and

●	he capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.

We may encounter archaeological issues and claims relating to our Tonopah and Pan properties, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place our properties into commercial production, if warranted. Our exploration and development activities may be delayed due to the designation of a portion of the Tonopah and Pan properties as a site of archaeological significance.

A cultural inventory of the Tonopah project has identified a prehistoric site associated with a dune field in the Ralston Valley, adjacent to the Tonopah property. An intensive cultural and geomorphologic inspection was conducted of the project area to determine archaeologically significant areas. Techniques and methods used during the inventory were sufficient to identify most cultural resources and features in the area. Should significant surface disturbance be planned at the Tonopah project, a complete archaeological inventory and evaluation would be required, including the possibility of documenting and curating the site.

A portion of dirt road currently used to access the Pan project site and traversing the south end of the proposed North Pit may have been an alternative route for the Lincoln Highway from 1913-1916 prior to the development of U.S. Highway 50. This has not been confirmed, but will be investigated when archaeological surveys are conducted. The highway as a whole is not eligible for listing on the National Registers of historic places or landmarks, but impacts to it may need to be mitigated. Carbonari sites, which are burn piles and habitations from Swedish/Italian charcoal producers, have been identified within or near the Pan project area. A survey would need to be conducted to identify, locate and record the findings of Carbonari sites.

There may be delays in commencement of construction on the Pan gold project. Delays in commencement of construction could result from delays in receiving the required governmental permits or from factors such as availability and performance of engineering and construction contractors, suppliers and consultants; availability of required equipment and receipt of required governmental approvals. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which we depend, or lack of availability of required equipment, or delay or failure to receive required governmental approvals, could delay or prevent commencement of construction at the Pan gold project. There can be no assurance of whether or when construction at the Pan gold project will commence or that the necessary personnel, equipment or supplies will be available to us if and when construction is commenced. If we are unable to acquire permits to mine the property, then we will have no reserves under SEC Industry Guide 7 and NI 43-101, which could result in an impairment and write down of the carrying value of the project.

Our Tonopah property is in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted. The Tonopah property lies within a basin from which the town of Tonopah obtains its municipal water supply. To date, our exploration activities have not been restricted due to the proximity of the activities to this basin. As our exploration and development activities expand, there is an increased risk that the activities may interfere with the water supply. As part of the mining development work on the Tonopah property, we completed a hydrologic review of the basin and will establish a strategy for preventing exploration and development activities from interfering with the water supply. Any damage to, or contamination of, the water supply caused by our activities could result in us incurring significant liability. We cannot predict the magnitude of such liability or the impact of such liability on our business, prospects or financial condition. We have applied for water right permits in the Ralston Basin, which is currently under protest by the town of Tonopah. We are currently negotiating with the town about any future pumping of water in the basin. We are currently reviewing and negotiating dewatering options with the town of Tonopah that would be agreeable and beneficial for both parties. If we were not able to secure dewatering rights for the Tonopah project, the project may be restricted and could affect our ability to place the property into commercial production, if warranted.

The volatility of the price of gold and silver could adversely affect our future operations and, if warranted, our ability to develop our properties. The potential for profitability of our operations, the value of our properties, the market price of our common stock and our ability to raise funding to conduct continued exploration and development, if warranted, are directly related to the market price of gold, silver and other precious metals. Our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before the first revenue from production would be received. A decrease in the price of gold and silver may prevent our property from being economically mined or result in the writeoff of assets whose value is impaired as a result of lower gold and silver prices. The price of gold and silver is affected by numerous factors beyond our control, including inflation, fluctuation of the U.S. dollar and foreign currencies, global and regional demand, the sale of gold and silver by central banks, and the political and economic conditions of major gold and silver producing countries throughout the world.

The volatility in gold and silver prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the average annual market prices in U.S. dollars per ounce of gold and silver, based on the daily London P.M. fix, as shown in the table below:

Mineral	2012	2011	2010	2009	2008	2007
Gold	$ 1668.98	$1,571.52	$1,224.53	$972.35	$871.96	$695.39
Silver	$ 31.15	$35.12	$20.19	$14.67	$14.99	$13.38

The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate. In the event gold prices decline or remain low for prolonged periods of time, we might be unable to develop our properties, which may adversely affect our results of operations, financial performance and cash flows.

We do not maintain insurance with respect to certain high-risk activities, which exposes us to significant risk of loss. Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected formations or other conditions are often encountered. We may become subject to liability for pollution, cave-ins or hazards against which we cannot insure or against which we cannot maintain insurance at commercially reasonable premiums. Any significant claim would have a material adverse effect on our financial position and prospects. We are not currently covered by any form of environmental liability insurance, or political risk insurance, since insurance against such risks (including liability for pollution) may be prohibitively expensive. We may have to suspend operations or take cost interim compliance measures if we are unable to fully fund the cost of remedying an environmental problem, if it occurs.

We have no history of producing metals from our current mineral properties and limited recent experience with producing mines; there can be no assurance that we will successfully establish mining operations or profitably produce precious metals.  We have no history of producing metals from our current mineral properties. We do not produce gold and do not currently generate operating earnings. While we seek to move the Pan gold project into production, such efforts will be subject to all of the risks associated with establishing new mining operations and business enterprises, including:

●	the timing and cost, which are considerable, of the construction of mining and processing facilities;

●	the ability to find sufficient gold reserves to support a profitable mining operation;

●	the availability and costs of skilled labor and mining equipment;

●	compliance with environmental and other governmental approval and permit requirements;

●	the availability of funds to finance construction and development activities;

●	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants that may delay or prevent development activities; and

●	potential increases in construction and operating costs due to changes in the cost of labor, fuel, power, materials and supplies.

The costs, timing and complexities of mine construction and development may be increased by the remote location of our properties. It is common in new mining operations to experience unexpected problems and delays during construction, development and mine start-up. In addition, our management will need to be expanded. This could result in delays in the commencement of mineral production and increased costs of production. Accordingly, we cannot assure you that our activities will result in profitable mining operations or that we will successfully establish mining operations.

We may not be able to obtain all required permits and licenses to place any of our properties into production. Our current and future operations, including development activities and commencement of production, if warranted, require permits from governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Companies engaged in property exploration and the development or operation of mines and related facilities generally experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. We cannot predict if all permits which we may require for continued exploration, development or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business. Our current and future operations are and will be governed by laws and regulations, including:

●	laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;

●	laws and regulations related to exports, taxes and fees;

●	labor standards and regulations related to occupational health and mine safety;

●	environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and

●	other matters.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations. All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future changes in these laws or regulations could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

U.S. Federal Laws The Comprehensive Environmental, Response, Compensation, and Liability Act (CERCLA), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (RCRA), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (NEPA) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (EIS). The United States. Environmental Protection Agency (EPA), other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (CWA), and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (SDWA) and the Underground Injection Control (UIC) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada Laws At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires mine operators to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, operators are required to hold Nevada Reclamation Permits. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Legislation has been proposed that would significantly affect the mining industry. Members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the United States General Mining Law of 1872 (the “General Mining Law”). If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although we cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect the potential for development of unpatented mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

Proposed Expansion of the Duckwater Shoshone Tribe’s Reservation could impact our Gold Rock Site and Permitting.   In 2011, the Duckwater Shoshone Tribe indicated that the tribe is seeking to expand the Duckwater Indian Reservation, Nye County, Nevada, from 3,850 acres to 235,000 acres.  The Duckwater Shoshone Tribe’s proposed expansion could impact our ability to operate our Gold Rock site and it may impact the enforceability of our land and water permits granted by the Bureau of Land Management that relate to lands within the Duckwater Shoshone Tribe’s proposed expansion area.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

Holders of the Series A Preferred Shares have substantial governance rights. Holders of the Series A Preferred Shares, subject to the approval of the majority of the holders of the Common Shares, have the right to nominate and elect, voting as a class, one (1) director to our Board.  If the size of our Board is increased beyond seven (7) members, increases will occur in increments of two (2) and the “Preferred Governance Majority” (initially HCP-MID, LLC until the Selling Shareholders have less than 7,567,568 Series A Preferred Shares, then holders of a majority of the Series A Preferred Shares) will have the right to designate one (1) director nominee for election or appointment as director.  The Preferred Governance Majority has the right to fill any vacancy of the preferred  shareholder director position.  We agreed to seek shareholder approval for the Series A Preferred Shares director election and appointment rights at our next annual meeting and at each annual and special meeting of the shareholders until such rights are approved.

In addition, Holders of the Series A Preferred Shares have consent rights over a variety of significant corporate and financing matters, including, but not limited to, the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the issuance of any common shares or common share equivalents for less than $1.85 per share or any amendment to our articles in a manner adverse to the holders of Series A Preferred Shares.  The rights of the Series A Preferred shareholders may hinder our ability to raise capital in the future.

The interests of the holders of the Series A Preferred Shares may not coincide with, or be in best interests of, the holders of the Common Shares. The governance rights associated with the Series A Preferred Shares could also have the effect of delaying, deterring or preventing corporate actions of the Company that might otherwise be beneficial to the holders of our Common Shares.

Holders of Series A Preferred Shares have substantial rights and ranks senior to our Common Shares.  Our Common Shares rank junior as to dividend rights, redemption rights, conversion rights and rights in any liquidation, dissolution or winding-up of the Company to the Series A Preferred Shares.  Upon liquidation, dissolution or winding-up of the Company, the holders of the Series A Preferred Shares are entitled to a liquidation preference equal to 125% of the initial issue price of $1.85 prior and in preference to any distribution to the holders of our Common Shares.  The holders of the Series A Preferred Shares are also entitled to an annual 8% dividend, compounded monthly and payable quarterly.  Further, no dividend greater than the  in-kind dividends on the Series A Preferred Shares may be paid, declared or set apart for payment in respect of the Common Shares. The existence of such senior security could have an adverse effect on the value of our Common Shares.

Our Budget/Work Plan Committee requires unanimous approval of all members to approve annual budgets and work plans, which may adversely affect the timing and approval of our annual budgets and work plans.  The mandate of the Budget/Work Plan Committee is to review and approve the annual business and financing plans and capital and operating budgets (and any modifications of, or deviations from, such plans or budgets) of our Company.  The Budget/Work Plan Committee chair is our CEO.  The unanimous vote of all of the members is required for all acts and approvals of the Budget/Work Plan Committee.  In the event that unanimous approval of the Budget/Work Plan Committee is not obtained for any matter with which the Budget/Work Plan Committee is authorized under its charter, the preferred shareholder director and our CEO shall cooperate and work together in good faith to resolve any issued that the Budget/Work Plan Committee has identified as an impediment to their unanimous approval.

A delay in obtaining unanimous approval for our budgets and work plans could adversely affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

Series A Preferred Shares contain certain redemption rights which may require us to redeem the shares on December 13, 2017.  Either holders of the Series A Preferred Shares or we may elect to redeem the Series A Preferred Shares on December 13, 2017 at a redemption price of $1.85 per share.  In the event that we are unable to redeem the Series A Preferred Shares within 30 days after a demand for redemption by a holder of the Series A Preferred Shares and we have not completed a liquidation event (excluding a voluntary or involuntary liquidation, dissolution or winding-up of our affairs) prior to the five years from issuance of the Series A Preferred Shares, then we are required to distribute all of the legal available funds to the holders of the Series A Preferred Shares and repay any amounts otherwise due in equal quarterly payments for the period of two (2) years from the date on which redemption is demanded.

In addition, if we are unable to redeem any Series A Preferred Shares two years after a demand for redemption, then, subject to a special separate resolution of the holders of our Common Shares and provided it is permitted by our articles, as amended, (i) voting as a single class, vote to elect a majority of our Board, and (ii) in the event that our articles do not permit a single class of our shareholders to elect a majority of our Board, holders of Series A Preferred Shares may sell, as may be permitted by applicable law, on our behalf, our assets, in such holder’s discretion, that are sufficient to redeem any Series A Preferred Shares.  See “Description of Series A Preferred Shares,” below.

Our failure to redeem the Series A Preferred Shares in accordance with the terms of the Series A Preferred Shares rights will have a material adverse effect on the rights of our Common Shares and our business.

Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price. We are subject to changing rules and regulations promulgated by a number of governmental and self-regulated organizations, including the SEC, the NYSE MKT, and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity and many new requirements have been created in response to laws enacted by Congress, making compliance more difficult and uncertain. For example, on July 21, 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) with increased disclosure obligations for public companies and mining companies in the United States. Our efforts to comply with the Dodd-Frank Act and other new regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Land reclamation requirements for our properties may be burdensome and expensive. Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

●	control dispersion of potentially deleterious effluents;

●	treat ground and surface water to drinking water standards; and

●	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete.  The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other gold companies for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop or operate gold projects.

We will require significant additional capital to fund our business plan.  We will be required to expend significant funds to determine if additional proven and probable mineral reserves exist at our properties, to continue exploration and if warranted, develop our existing properties and to identify and acquire additional properties to diversify our property portfolio.  We have spent and will be required to continue to expend significant amounts of capital for drilling, geological and geochemical analysis, assaying and feasibility studies with regard to the results of our exploration.  We may not benefit from some of these investments if we are unable to identify commercially exploitable mineralized material.

Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy, the price of gold and other precious metals, the results of our exploration and development work, the price of our securities, the perception of the Series A Preferred Share rights and the financial and capital markets for gold and resource companies.  Capital markets worldwide have been adversely affected by substantial losses by financial institutions, caused by investments in asset-backed securities.  We may not be successful in obtaining the required financing, or if we can obtain such financing, such financing may not be on terms that are favorable to us.  Failure to obtain such additional financing could result in delay or indefinite postponement of further mining operations or exploration and development and the possible partial or total loss of our potential interest in our properties.

Joint ventures and other partnerships may expose us to risks. Our Spring Valley property is currently under an option to joint venture and, in the future, we may enter into joint ventures or other partnership arrangements with other parties in relation to the exploration, development and production of certain of the properties in which we have an interest. Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions which could lead to a deadlock in the operations of the joint venture or partnership. Further, we may be unable to exert control over strategic decisions made in respect of such properties. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of our common shares.

Our directors and officers may have conflicts of interest as a result of their relationships with other companies. Our directors and officers are also directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties. For example, Kenneth A. Brunk, our Chairman, Chief Executive Officer and Director, also serves as a director for United Silver Corp. Consequently, there is a possibility that our directors and/or officers may be in a position of conflict in the future.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition. We are dependent on a relatively small number of key employees, including our Chairman and Chief Executive Officer and our Chief Financial Officer. The loss of any officer could have an adverse effect on us. We have no life insurance on any individual, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

Our results of operations could be affected by currency fluctuations. Our properties are all located in the United States and most costs associated with these properties are paid in U.S. dollars. There can be significant swings in the exchange rate between the U.S. and Canadian dollar. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

Title to our properties may be subject to other claims, which could affect our property rights and claims. There are risks that title to our properties may be challenged or impugned. Most of our properties are located in Nevada and may be subject to prior unrecorded agreements or transfers or native land claims and title may be affected by undetected defects. There may be valid challenges to the title of our properties which, if successful, could impair development and/or operations. This is particularly the case in respect of those portions of the our properties in which we hold our interest solely through a lease with the claim holders, as such interest is substantially based on contract and has been subject to a number of assignments (as opposed to a direct interest in the property).

Several of the mineral rights to our properties consist of "unpatented" mining claims created and maintained in accordance with the General Mining Law. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or mill site claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of U.S. federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims. Should the federal government impose a royalty or additional tax burdens on the properties that lie within public lands, the resulting mining operations could be seriously impacted, depending upon the type and amount of the burden.

Our properties and operations may be subject to litigation or other claims. From time to time our properties or operations may be subject to disputes which may result in litigation or other legal claims. We may be required to assert or defend against these claims which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.

It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors.  We are a Canadian corporation and certain of our directors are neither citizens nor residents of the United States. A substantial part of the assets of several of these persons, are located outside the United States. As a result, it may be difficult or impossible for an investor:

●
to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and us; or

●	to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and us.

Risks Related to Our Common Shares

We believe that we may be a “passive foreign investment company” for the current and possible future taxable years which may result in materially adverse United States federal income tax consequences for United States investors. We generally will be a “passive foreign investment company” (a "PFIC") within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended if, for a tax year, (a) 75% or more of our gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive or no income) or (b) if at least 50% or more of the value of our assets produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets.  United States shareholders should be aware that we believe we were classified as a PFIC during our tax year ended December 31, 2012, and based on current business plans and financial expectations, believe that we may be a PFIC for the current and future taxable years.  If we are a PFIC for any taxable year during which a United States person holds our securities, it may result in materially adverse United States federal income tax consequences for such United States person. The potential consequences include, but are not limited to, re-characterization of gain from the sale of our securities as ordinary income and the imposition of an interest charge on such gain and on certain distributions received on our common shares.  Certain elections may be available under U.S. tax rules to mitigate some of the adverse consequences of holding shares in a PFIC.  This paragraph is qualified in its entirety by the discussion below under the heading “Certain United States Federal Income Tax Considerations.”  Each U.S. shareholder should consult its own tax advisors regarding the PFIC rules and the U.S. federal, state, local and other tax consequences of the acquisition, ownership, and disposition of Common Shares.

Our share price may be volatile and as a result you could lose all or part of your investment.  In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common share:

●	Changes in the worldwide price for gold;

●	Disappointing results from our exploration efforts;

●	Decline in demand for our common stock;

●	Downward revisions in securities analysts' estimates or changes in general market conditions;

●	Technological innovations by competitors or in competing technologies;

●	Investor perception of our industry or our prospects; and

●	General economic trends.

For the twelve month period ended December 31, 2012, the price of our stock on the TSX.V has ranged from a low of Cdn$1.11 to a high of Cdn$2.23, and on the NYSE MKT has ranged from a low of $1.10 to a high of $2.20. In addition, stock markets in general have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile.  These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common shares.  As a result, you may be unable to resell your shares at a desired price.

We have never paid dividends on our Common Shares. We have not paid dividends on our Common Shares to date, and we may not be in a position to pay dividends for the foreseeable future.  Our Series A Preferred Shares have a preferential dividend and we may not pay a dividend on our Common Shares unless, the holders of the Series A Preferred Shares have been paid in full all accrued but unpaid dividends.  Even if the holders of the Series A Preferred Shares have been paid in full all accrued but unpaid dividends, our ability to pay dividends with respect to our Common Shares will depend on our ability to successfully develop one or more properties and generate earnings from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends on our Common Shares will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board.

We are subject to the continued listing criteria of the NYSE MKT and the TSX Venture Exchange (“TSX.V”) and our failure to satisfy these criteria may result in delisting of our common shares.  Our Common Shares are currently listed on the NYSE MKT and the TSX.V.  In order to maintain the listing, we must maintain certain share prices, financial, and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders.  In addition to objective standards, the NYSE MKT and the TSX.V may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE MKT or TSX.V inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the listing requirements of the NYSE MKT or TSX.V; if an issuer’s common shares sell at what the NYSE MKT or the TSX.V considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE MKT or TSX.V; or if any other event occurs or any condition exists which makes continued listing on the NYSE MKT or TSX.V, in their opinion, inadvisable.

If the NYSE MKT or the TSX.V delists our common shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

If we issue additional equity in equity financings or through issuance of common shares upon exercise of options or warrants or conversion of convertible securities, the trading price of our securities may be negatively impacted and our current shareholder may suffer dilution. Any future sale of equity capital in financing transactions or through the exercise of warrants or options or conversion of convertible securities will result in dilution to existing shareholders, and even the perception that such issuance of equity capital may occur could have a negative impact on the trading price of our securities. We may pursue other alternatives for the financing of further exploration and development through offering an interest in our properties to be earned by another party or parties carrying out further exploration thereof.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  Any information we reference in this manner is considered part of this Prospectus.  Information we file with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.  Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from our Secretary at 8310 South Valley Highway, Suite 280, Englewood, Colorado, 80112 (telephone: (720) 979-0900).

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

(a)
our Annual Report on Form 10-K, for the year ended December 31, 2011, which report contains our audited consolidated financial statements and the notes thereto as at December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, together with the auditors’ report thereon, as filed on March 9, 2012;

(b)
our Proxy Statement on Schedule 14A, dated March 7, 2012, in connection with our May 11, 2012 annual general and special meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed on March 9, 2012;

(c)
our Quarterly Report on Form 10-Q, which report contains the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2012 and 2011, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three months ended March 31, 2012, filed with the SEC on May 9, 2012;

(d)
our Quarterly Report on Form 10-Q, which report contains the unaudited interim consolidated financial statements as at and for the three and six months ended June 30, 2012 and 2011, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three and six months ended June 30, 2012, filed with the SEC on August 7, 2012;

(e)
our Quarterly Report on Form 10-Q, which report contains the unaudited interim consolidated financial statements as at and for the three and nine months ended September 30, 2012 and 2011, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three and nine months ended September 30, 2012, filed with the SEC on November 9, 2012;

(f)
our Current Reports on Form 8-K, filed on November 9, 2011, January 3, 2012, March 5, 2012, May 15, 2012, May 21, 2012, June 27, 2012, July 6, 2012, August 8, 2012, November 13, 2012, November 26, 2012, December 13, 2012 and our Current Report on Form 8-K/A filed on September 13, 2012;

(g)
the description of our common stock contained in our registration statement on Form 8-A filed on December 21, 2007, including any amendment or report filed for purposes of updating such description; and

(h)
all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus but before the end of the offering of the securities made by this Prospectus.

We also hereby specifically incorporate by reference all filings by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement on Form S-3 to which this Prospectus relates and prior to effectiveness of such registration statement.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the exhibits attached hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

●	the establishment and estimates of mineral reserves and resources;
●	the grade of mineral reserves and resources;
●	anticipated expenditures and costs in our operations;
●	planned exploration activities and the anticipated outcome of such exploration activities;
●	plans and anticipated timing for obtaining permits and licenses for our properties;
●	anticipated closure costs;
●	expected future financing and its anticipated outcome;
●	anticipated liquidity to meet expected operating costs and capital requirements;
●	estimates of environmental liabilities;
●	our ability to obtain financing to fund our estimated expenditure and capital requirements;
●	factors expected to impact our results of operations; and
●	the expected impact of the adoption of new accounting standards.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

●	risks related to our lack of operating history, which leaves investors with no basis to evaluate our ability to operate profitably;
●	risks related to our history of losses and our requirement for additional financing to fund exploration and, if warranted, development of our properties;
●	risks related to our lack of historical production from our mineral properties;
●	uncertainty and risks related to cost increases for our exploration and, if warranted, development projects;
●	uncertainty and risks related to the effect of a shortage of equipment and supplies on our ability to operate our business;
●	uncertainty and risks related to the nature of mineral exploration and production activities which inherently involve a high degree of risk and the possibility of uninsured losses;
●	uncertainty and risks related to mining being inherently dangerous and subject to events and conditions beyond our control;
●
uncertainty and risks related to our mineral resource estimates being based on assumptions and interpretations and our properties yielding less mineral production under actual conditions than currently estimated;

●	risks related to changes in mineral resource estimates affecting the economic viability of our projects;
●	risks related to differences in U.S. and Canadian practices for reporting reserves and resources;
●	uncertainty and risks related to our exploration activities on our properties not being commercially successful;
●	uncertainty and risks related to encountering archaeological issues and claims in relation to our properties;
●	risks related to our Tonopah property being in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or development activities;
●	uncertainty and risks related to fluctuations in gold, silver and other metal prices;
●	risks related to our lack of insurance for certain high-risk activities;
●	uncertainty and risks related to our ability to acquire necessary permits and licenses to place our properties into production;
●	risks related to government regulations that could affect our operations and costs;

●	risks related to environmental regulations that may increase our costs of doing business or restrict our operations;
●	uncertainty and risks related to proposed legislation that may significantly affect the mining industry;
●	risks related to the proposed expansion of the Duckwater Shoshone Tribe's Reservation which could impact our Gold Rock site and permitting;
●	uncertainty and risks related to pending legislation governing issues involving climate change;
●	uncertainty and risks related to evolving corporate governance standards and public disclosure regulations that increase compliance costs and the risk of non-compliance;
●	risks related to land reclamation requirements on our properties;
●	risks related to competition in the mining industry;
●	risks related to our need for significant additional capital;
●	risks related to our possible entry into joint venture and option agreements on our properties;
●	risks related to our directors and officers having conflicts of interest;
●	risks related to our ability to attract qualified management to meet our expected needs in the future;
●	uncertainty and risks related to currency fluctuations;
●	uncertainty and risks related to title to our properties and our properties being subject to litigation or other claims;
●	risks related to our status as a passive foreign investment company which would likely result in materially adverse U.S. federal income tax consequences for U.S. investors;
●	risks related to our securities;
●	risks related to our lack of dividend history;
●	risks related to the listing criteria of the TSX.V and NYSE MKT;
●	risks related to share dilution due to future equity financings; and
●	risks related to this offering, including the risk that an investor may lose all of his or her investment.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors” in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES

The mineral estimates in this Prospectus, the accompanying prospectus and the documents incorporated by reference herein and therein have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

Financial and Other Information

Financial information is presented in accordance with generally accepted accounting principles (“GAAP”) in the United States (“US GAAP”).  The financial information of the Company contained in the documents incorporated by reference are presented in Canadian Dollars (Cdn$).

Exchange Rate Information

The table below sets forth the average rate of exchange for the Canadian Dollar at the end of the five most recent calendar years ended December 31.  For purposes of this table, the rate of exchange means the noon exchange rate as reported by the Bank of Canada on its web site at www.bankofcanada.ca. The table sets forth the number of Canadian Dollars required under that formula to buy one United States Dollar. The average rate means the average of the noon exchange rates on each day of each month during the period as reported by the Bank of Canada.

	2012	2011	2010	2009	2008
Average for Period	1.00	0.99	1.03	1.14	1.07

The noon rate of exchange on January 23, 2013 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was $1.00 = Cdn$0.9986.

USE OF PROCEEDS

We will not receive any proceeds from the resale by the Selling Shareholders of the Common Shares issuable upon the conversion of the Series A Preferred Shares or from the resale by the Selling Shareholders of the Common Shares issuable upon the payment of in-kind dividends on the Series A Preferred Shares.  All such proceeds will be received by the respective Selling Shareholder.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares, without par value, of which 128,451,298 are issued and outstanding as at the date of this Prospectus.  There are options outstanding to purchase up to 7,792,804 Common Shares at exercise prices ranging from Cdn$0.56 to Cdn$2.34.  There are Warrants outstanding to purchase 6,130,781 Common Shares at an exercise price of $1.85.  There are 37,837,838 Series A Preferred Shares issued and outstanding.  Each Series A Preferred Share is convertible into one Common Share.  There are 15,236,260 Common Shares held in reserve and issuable upon the payment of in-kind dividends on the Series A Preferred Shares.   Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by our Board and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company.  There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

DESCRIPTION OF SERIES A PREFERRED SHARES

The following sets forth the material terms of the Series A Preferred Shares:

1.	Voting Rights
a.	Except as otherwise required by law, the holders of Series A Preferred Shares will be entitled to vote their shares, on an as converted basis, at all meetings of our shareholders.

b.	We shall not do any of the following without the consent or affirmative vote of a holder of Series A Preferred Shares:

i.	create a new class or series of share equal or superior to the Series A Preferred Shares;

ii.	redeem or repurchase any of our shares except for purchases at cost upon termination of employment;

iii.	voluntarily or involuntarily liquidate, dissolve, or wind up our affairs;

iv.	change the special rights or restrictions attached to the Series A Preferred Shares;

v.	amend or repeal of any provision of the our articles in a manner adverse to the holders of Series A Preferred Shares; or

vi.
issue any additional Common Shares or securities, options, or warrants convertible or exchangeable into common shares at a price below $1.85 per share as adjusted based on certain conditions, provided however that no such vote shall be permitted with respect to any of the following:

1.
Common Shares issued pursuant to a dividend to outstanding common shares, the subdivision of outstanding Common Shares into a greater number of Common Shares, or the consolidation of outstanding Common Shares into a smaller number of common shares;

2.
securities issued upon exercise, conversion or exchange of existing and outstanding securities, options, or warrants convertible or exchangeable into Common Shares on the effective date of the rights of Series A Preferred Shares;

3.
options to acquire Common Shares (and Common Shares issuable upon exercise of such options) issued in accordance with any employee incentive stock option plan, or any amendment to a stock option plan, approved by our shareholders for our management, directors and employees where the exercise price or conversion price of such options is below the $1.85 per share, as adjusted based on certain conditions but is not less than the closing bid price per share of the common shares on NYSE MKT at the time of such grant or issuance; provided, further, that the aggregate of such grants, issuances or sales per calendar year shall not exceed five percent (5%) of the issued and outstanding shares of common shares as of December 31 of such calendar year;

4.	Common Shares issued for the purpose of redeeming in full the Series A Preferred Shares in cash; or

5.
up to a maximum of common shares amounting to 2% of the aggregate issued and outstanding Series A Preferred Shares to be used exclusively for real property acquisitions, including by way of a joint venture.

c.	A holder of Series A Preferred shall have (subject to a special separate resolution of holders of common shares):

i.
the right to nominate one (1) director nominee for election to our Board to be elected by the holders of Series A Preferred Shares voting as a separate series at each annual or special meeting of our shareholders or action by written consent of shareholders at which directors will be elected; and

ii.
in the event the size of our Board  is increased beyond seven (7) members, for each member beyond seven (7), the right to designate one (1) additional director nominee for election or appointment as director such that increases to the board beyond seven (7) members shall occur in increments of two (2) where one new director is a nominee so designated.

2.	Dividend Rights

a.
The Series A Preferred Shares are entitled to an annual 8% dividend, compounded monthly and payable quarterly in cash or, at our option, in Common Shares, but in the case of Common Shares, only if the receipt of the applicable Common Shares by such holder of Series A Preferred Shares shall be deemed an exempt purchase pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

b.	Dividend payable in common shares will be based on the closing price on NYSE MKT the day before the dividend is paid.

c.	Payment of the dividend shall begin on April 1, 2013, and thereafter be paid on the first business day of each following quarter, beginning July 2, 2013.

d.
No dividends shall be paid, declared, or set apart for payment in respect of Common Shares or shares of any other class ranking junior to Series A Preferred Shares until the holders of Series A Preferred Shares have been paid in full all accrued but unpaid dividends.

e.	Series A Preferred Shares shall rank senior to each class of shares created before or after them as long as they are outstanding.

3.	Liquidation Preference Rights

a.	Series A Preferred Shares shall have a liquidation preference equal to 125% of the issue price of the Series A Preferred Shares in connection with certain liquidation events, including:

i.	a voluntary or involuntary liquidation, dissolution or winding-up of the our affairs;

ii.
any merger, amalgamation, reorganization, arrangement, acquisition or other similar transaction of the Company with another person or entity, pursuant to which the holders of our voting securities immediately prior to the transaction hold (assuming an immediate and maximum exercise/conversion of all derivative securities issued in the transaction), immediately after such transaction, directly or indirectly, less than 50% of the voting power to elect our directors resulting from the transaction ;

iii.
a sale, lease, conveyance or other disposition of all or substantially all of our property or business (directly or through a subsidiary) or the sale of substantially all of the properties, title, or rights related to the properties owned by our U.S. subsidiary or U.S. affiliate in White Pine County, Nevada; or

iv.
the Common Shares are no longer listed or traded on any of the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, Inc., the NYSE MKT LLC, the NASDAQ Global Select Market, the NASDAQ Capital Market or the OTC Bulletin Board.

4.	Conversion Rights

a.	Each Series A Preferred Share is convertible into one of our Common Shares, subject to adjustment for stock splits and recapitalizations, at any time by the holder of Series A Preferred Shares.

b.
We have the right to force the conversion of the Series A Preferred Shares if, after 1 year, (i) the Common Shares trade above $3.70, as adjusted for stock splits and recapitalizations, for 20 consecutive trading days and (ii) certain conditions are satisfied, including:

i.	the registration or exemption from registration of the common shares issuable upon conversion of the Series A Preferred Shares;

ii.	issuance of such common shares would be permitted by NYSE MKT and such shares would be issued and tradable on NYSE MKT;

iii.	in the 20 consecutive trading days, no public announcement has been made of a pending or proposed liquidation event;

iv.	we confirm to the holders of Series A Preferred Shares that we do not believe that such holders are in possession of non-public material information pertaining to us;

v.
if the holders of Series A Preferred Shares are reporting persons under Section 16(a) of the Securities Exchange Act of 1934, receipt of Common Shares shall be deemed an exempt purchase under Section 16(b) of that act;

vi.
as of the date of the conversion, the product of (x) the aggregate number of common shares issuable by us to all holders of Series A Preferred Shares upon such conversion multiplied by (y) the average of the dollar volume-weighted average price for such common shares on NYSE MKT during the period beginning at 9:30:01 a.m., New York time and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function for each of the twenty (20) consecutive days immediately prior to the conversion shall not exceed 30% of the average of the aggregate dollar trading volume of common stock traded on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, Inc., the NYSE MKT LLC, the NASDAQ Global Select Market, the NASDAQ Capital Market and the OTC Bulletin Board for the five (5) consecutive trading days for each of the twenty (20) consecutive trading days immediately preceding the applicable conversion; and

vii.	no holders of Series A Preferred Shares shall be restricted from selling the Common Shares due to a black-out period restricting our officers and directors from trading.

c.	Upon conversion, the rights of a holder of Series A Preferred Shares cease.

d.
If we do not issue certificates of Common Shares upon mandatory conversion of the Series A Preferred Shares and if the holders of Series A Preferred Shares purchase unrestricted Common Shares on the open market, then

i.	we shall pay cash to such holders in an amount equal to the total purchase price including commissions and out-of-pocket expenses for the Common Shares so purchased; or

ii.	we shall deliver such common share certificates and pay cash for any excess amounts that the holders paid to purchase the common shares on the open market.

5.	Redemption Rights

a.
Series A Preferred Shares are redeemable by either us or the holders of Series A Preferred Shares after five years from the date of issuance for cash at $1.85 per share as adjusted for stock splits and recapitalizations.

b.
If we shall not have completed a liquidation event (excluding a voluntary or involuntary liquidation, dissolution or winding-up of affairs) prior to the five years from issuance of the Series A Preferred Shares, and we are prohibited from redeeming Series A Preferred Shares within 30 days after a demand for redemption by the holder of Series A Preferred Shares, then we shall distribute all of the legal available funds to the holders of the Series A Preferred Shares and repay any amounts otherwise due in equal quarterly payments for the period of two (2) years from date on which redemption is demanded.

c.	If two years after demanded redemption we are unable to redeem any Series A Preferred Shares, then a holder of Series A Preferred Shares as designated in the Rights of Series A Preferred Shares may:

i.
(subject to a special separate resolution of holders of our Common shares and provided it is permitted by our articles, as amended), voting as a single class (to the exclusion of the holders of all other securities and classes of capital stock of the Company), vote to elect such number of additional directors which shall constitute a majority of our Board, and the number of directors constituting our Board shall automatically be increased as necessary, and

ii.
in the event it is not permitted, a holder of Series A Preferred Shares may sell, as may be permitted by applicable law, on our behalf our  assets, in such holder’s discretion, that are sufficient to redeem any Series A Preferred Shares.

SELLING SHAREHOLDERS

The Common Shares being offered by the Selling Shareholders are those issuable to the Selling Shareholders upon conversion of the Series A Preferred Shares and  the payment of in-kind dividends on the Series A Preferred Shares.  For additional information regarding the issuance of those Series A Preferred Shares, see “Recent Developments-$70,000,000 Private Placement of Convertible Preferred Stock” above.  We are registering the Common Shares in order to permit the Selling Shareholders to offer the shares for resale from time to time.  Except for the ownership of the Series A Preferred Shares stock issued pursuant to the Securities Purchase Agreements, the Selling Shareholders have not had any material relationship with us within the past three years, except as otherwise disclosed in “Selling Shareholder Information” below.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Common Shares by each of the Selling Shareholders.  The second column lists the number of Common Shares beneficially owned by each selling shareholder, based on its ownership of the convertible preferred stock, as of January 23, 2013. The third column lists the number of Common Shares being offered by this Prospectus by the Selling Shareholders.  The fourth column lists the number of Common Shares that will be held by the Selling Shareholders after the sale of all Common Shares offered by this Prospectus and the fifth column lists the percentage of ownership of the Company’s issued and outstanding Common Shares the Selling Shareholder will hold after the sale of all Common Shares offered by this Prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities.  The numbers in the following table assume that none of the Selling Shareholders sell any Common Shares not being offered in this Prospectus or purchase additional Common Shares, and assume that all Common Shares offered are sold.

As of January 23, 2013, we had 128,451,298 common shares issued and outstanding

In accordance with the terms of a registration rights agreement with the Selling Shareholders, this Prospectus generally covers the resale of (i) the number of Common Shares issuable upon conversion of the Series A Preferred Shares as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (ii) the estimated number of Common Shares issuable upon the payment of in-kind dividends on the Series A Preferred Shares, subject to any limit on the number of shares issuable by the NYSE MKT or the TSX-V. Because the conversion price of the Series A Preferred Shares may be adjusted, the number of Common Shares that will actually be issued may be more or less than the number of shares being offered by this Prospectus.

The Selling Shareholders may sell all, some or none of their Common Shares in this offering.  The Selling Shareholders are not making any representation that any Common Shares covered by this Prospectus will be offered for sale. The Selling Shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of Common Shares.  See “Plan of Distribution.”

Name of Selling Shareholder	Number of Common Shares Owned Prior to Offering	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Number of Common Shares Owned After Offering	Percentage of Common Shares Owned After Offering

INV-MID, LLC (1) 570 Lexington Ave, 49th Floor New York, NY 10022	20,000,000 (2)	28,053,452 (2)	-	- (9)
EREF-MID II, LLC (3) c/o Hale Fund Management, LLC, 570 Lexington Ave, 49th Floor New York, NY 10022	12,432,933 (4)	17,438,633 (5)	-	- (9)
HCP-MID, LLC (6) c/o Hale Fund Management, LLC, 570 Lexington Ave, 49th Floor New York, NY 10022	12,587,402 (7)	7,582,013 (8)	7,181,997 (10)	6.31% (10)

TOTAL		53,074,098
* Less than 1%

(a)
All percentages are based on 128,451,298 Common Shares issued and outstanding on January 23, 2013.  Beneficial ownership is calculated by the number of Common Shares that each selling shareholder owns or controls or has the right to acquire within 60 days of the date of this Prospectus.

(b)
This table assumes that each Selling Shareholder will sell all of its Common Shares available for resale during the effectiveness of the registration statement that includes this Prospectus.  Selling shareholders are not required to sell their Common Shares.

(1)
INV-MID, LLC is a limited liability company organized under the laws of the State of Delaware.  Investure Evergreen (GP), LLC, a Delaware limited liability company ("Investure GP"), serves as the general partner of Investure Evergreen Fund, LP - 2012 Term Tranche, a Delaware limited partnership ("Investure Evergreen"), a member of INV-MID which has voting and investment rights over the securities held by INV-MID, LLC.   Investure, LLC, a Delaware limited liability company ("Investure"), is the managing member of Investure GP and the investment manager of Investure Evergreen and exercises voting and investment power over the of securities held by INV-MID, LLC. Alice W. Handy ("Ms. Handy") is the managing member of Investure.   The address of Investure GP, Investure, Investure Evergreen and Ms. Handy is 126 Garrett Street, Ste. J, Charlottesville, Virginia 22902. The address of the business office of INV-MID. LLC  is 570 Lexington Avenue, 49th Floor, New York, New York 10022.

(2)
INV-MID, LLC beneficially owns 20,000,000 Common Shares issuable upon the conversion of 20,000,000 Series A Preferred Shares.  The maximum number of Common Shares to be sold by INV-MID, LLC as a Selling Shareholder pursuant to this Prospectus includes 20,000,000 Common Shares issuable upon the conversion of 20,000,000 Series A Preferred Shares and 8,053,452 Common Shares issuable, at our option, upon the in-kind payment of an annual 8% dividend, payable quarterly to the holders of the Series A Preferred Shares based on a deemed issuance price of $1.85 per Common Share.

(3)
EREF-MID II, LLC is a limited liability company organized under the laws of the State of Delaware.  Hale Fund Management, LLC, a Delaware limited liability company (“HFM”)  is the manager of EREF-MID II, LLC and exercises investment and voting power over the securities held by EREF-MID II, LLC. Martin M. Hale, Jr. is the sole owner and Chief Executive Officer of HFM.  Mr. Hale was appointed as a member of our Board on December 13, 2012.  See “Selling Shareholder Information,” below.

(4)	EREF-MID II, LLC, beneficially owns, prior to the Offering: 12,432,433 Common Shares issuable upon the conversion of 12,432,433 Series A Preferred Shares.

(5)
The maximum number of Common Shares registered to be sold by EREF-MID II, LLC as a Selling Shareholder pursuant to this Prospectus includes 12,432,433 Common Shares issuable, upon the conversion of 12,432,433 Series A Preferred Shares and 5,006,200 Common Shares issuable, at our option, upon the in-kind payment of an annual 8% dividend, payable quarterly to the holders of the Series A Preferred Shares based on a deemed issuance price of $1.85 per Common Share.

(6)
HCP-MID, LLC is a limited liability company organized under the laws of the State of Delaware.  Hale Capital Partners, LP, a limited partnership organized under the laws of the State of Delaware ("HCP"), is the sole member of HCP-MID, LLC.  Hale Fund Partners, LLC, a limited liability company organized under the laws of the State of Delaware ("HFP") is the  general partner of HCP. Hale Capital Management, LP, a Delaware limited partnership (“HCM”) is the manager of HCP.   Hale Fund Management, LLC, a Delaware limited liability company (“HFM”), is the general partner of HCM and  exercises voting and investment power over the securities held by HCP-MID, LLC. Martin M Hale, Jr. is the (i) CEO of HCP, (ii) the sole owner and managing member of HFP and (iii) the sole owner and CEO of HFM.  The address and principal office of each of the foregoing persons is 570 Lexington Avenue, 49th Floor, New York, New York 10022.  Mr. Hale was appointed as a member of our Board on December 13, 2012.  See “Selling Shareholder Information,” below.

(7)
HCP-MID, LLC beneficially owned, prior to the Offering:  (i) 5,405,405 Common Shares issuable upon the conversion of 5,405,405 Series A Preferred Shares; (ii) 1,054,687 Common Shares issuable upon the exercise of warrants; and (iii) 6,127,310 Common Shares.  See “Selling Shareholder Information,” below.

(8)
The maximum number of Common Shares registered to be sold by HCP-MID, LLC as a Selling Shareholder pursuant to this Prospectus includes 5,405,405 Common Shares issuable upon the conversion of 5,405,405 Series A Preferred Shares and 2,176,608 Common Shares issuable, at our option, upon the in-kind payment of an annual 8% dividend, payable quarterly to the holders of the Series A Preferred Shares based on a deemed issuance price of $1.85 per Common Share.  See “Selling Shareholder Information,” below.

(9)
Assumes that all of the Common Shares issuable upon the conversion of the Series A Preferred Shares and the Common Shares issuable, at our option, upon the in-kind payment of an annual 8% dividend, are sold by the Selling Shareholder  pursuant to this Prospectus.

(10)
Assumes that HCP-MID, LLC has sold all of the Common Shares issuable upon the conversion of the Series A Preferred Shares and the Common Shares issuable, at our option, upon the in-kind payment of an annual 8% dividend, pursuant to this Prospectus.  Also assumes that HCP-MID, LLC will beneficially own 1,054,687 Common Shares and 6,127,310 Common Shares issuable upon the exercise of warrants following this Offering.

SELLING SHAREHOLDER INFORMATION

July 2012 Unit Placement EREF MID, LLC

On July 6, 2012, Hale Capital Partners, LP and EREF MID, LLC acquired an aggregate of 4,062,500 Common Shares and warrants (which warrants are currently exercisable to purchase an aggregate of 2,031,249 Common Shares).  The warrants have an exercise price of $1.85 per share.  The full terms of the warrants are set forth in the warrant indenture, dated as of July 6, 2012, by and between us and Computershare Trust Company of Canada, as warrant agent.

Series A Preferred Share Transaction with Selling Shareholders

On November 21, 2012, we entered into Share Purchase Agreements with each of the Selling Shareholders, pursuant to which we agreed to issue an aggregate of 37,837,838 Series A Preferred Shares at a price of $1.85 per Series A Preferred Share for aggregate consideration of $70,000,000.  The transaction closed on December 13, 2012.  The rights associated with the Series A Preferred Shares are described in “Description of Series A Preferred Shares.”

In connection with the purchase of the Series A Preferred Shares, we entered into a Registration Rights Agreement with the selling shareholders.  Pursuant to the terms of the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to file a registration statement with the SEC and a Canadian prospectus within 90 days of the closing for the resale of all of the Common Shares issued or issuable on the conversion of the Series A Preferred Shares and as in-kind dividends on the Series A Preferred Shares.

We entered into a side letter agreement with the Selling Shareholders that provides that the preferred governance majority, initially HCP-MID, LLC, has the right to nominate one (1) director nominee for election to our Board to stand for election at each annual or special meeting of our shareholders or action by written consent of shareholders at which directors will be elected.  Mr. Hale, a current member of our Board and CEO of Hale Capital Partners, LP, shall be nominated as the initial preferred shareholder director to stand for election to the Board at the next annual shareholders meeting.  Mr.  Nathaniel Klein resigned as a member of our Board and Mr. Hale was appointed as a director by the Board in his place. Mr. Nathaniel Klein  maintained observation rights to the Board until his election to the Board at our next annual general meeting.  We have agreed to seek the approval of our shareholders for the preferred shareholder director nomination and appointment rights at our next annual or special meeting of the shareholders and at each meeting thereafter until such approval is obtained.  In addition, we agreed to form a Budget/Work Plan Committee, consisting of three non-executive directors, one of whom is Mr. Hale  and our CEO, whose mandate shall be to review and approve the annual business and financing plans and capital and operating budgets (and any modifications of, or deviations from such plans or budgets). Any and all approvals of the Budget/Work Plan Committee relating to such plans and budgets must be unanimous; provided that Mr. Hale or the preferred shareholder director, as the case may be, and our CEO shall cooperate and work together in good faith to resolve any issues that the committee has identified as an impediment to their unanimous approval.

Mr. Hale was appointed as a member of our Board on December 13, 2012, and a member of our Corporate Governance and Nominating Committee, Compensation Committee and Budget/Work Plan Committee.

PLAN OF DISTRIBUTION

We are registering the Common Shares issuable upon conversion of the Series A Preferred Shares and the payment of in-kind dividends on the Series A Preferred Shares to permit the resale of these Common Shares by the holders of the Series A Preferred Shares from time to time after the date of this Prospectus.  We will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Shares.  We will bear all fees and expenses incident to our obligation to register the Common Shares.

The Selling Shareholders may sell all or a portion of the Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the Common Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent's commissions.  The Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales as permitted by applicable law;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the Common Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers as permitted by applicable law, which may in turn engage in short sales of the Common Shares in the course of hedging in positions they assume.  The Selling Shareholders may also sell Common Shares short as permitted by applicable law and deliver Common Shares covered by this Prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The Selling Shareholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the convertible preferred stock or Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time pursuant to this Prospectus or any amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this Prospectus.  The Selling Shareholders also may transfer and donate the Common Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the Common Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the Common Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Common Shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Common Shares registered pursuant to the registration statement, of which this Prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Shares by the Selling Shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the Common Shares.  All of the foregoing may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

We will pay all expenses of the registration of the Common Shares pursuant to the registration rights agreement, estimated to be $137,309.26 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Shareholders will be entitled to contribution.  We may be indemnified by the Selling Shareholders against liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this Prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this Prospectus forms a part, the Common Shares will be freely tradable in the hands of persons other than our affiliates.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

The following is a general summary of certain material Canadian federal income tax considerations generally applicable, as of the date hereof, to a holder (a “U.S. Holder”) who acquires, as a beneficial owner, Common Shares (i) pursuant to the conversion of Series A Preferred Shares; or (ii) as a payment-in-kind of dividends on the Series A Preferred Shares.  This summary is applicable to a U.S. Holder who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) (the “Tax Act”) deals at arm’s length with, and is not affiliated with, Midway Gold Corp. (the “Company”) and holds such Common Shares as capital property.  Generally, the Common Shares will be considered to be capital property to a U.S. Holder, provided that the U.S. Holder does not acquire or hold the Common Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.  This summary is applicable to U.S. Holders who (i) are residents of the U.S. and who are entitled to the benefits of the Canada – U.S. Income Tax Convention (1980) (the “Convention”); (ii) acquired their Common Shares from Selling Shareholders; and (iii) hold Common Shares which are not “taxable Canadian property” within the meaning of the Tax Act.

Generally, a U.S. Holder’s Common Shares will not constitute “taxable Canadian property” at a particular time at which the Common Shares are listed on a “designated stock exchange” as defined in the Tax Act, which currently includes Tier 1 of the TSX Venture Exchange unless: (a) at any time during the 60 month period immediately preceding the particular time: (i) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by the U.S. Holder or any one or more persons with whom the U.S. Holder does not deal at arm’s length (within the meaning of the Tax Act), either alone or in combination; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource property (as defined in the Tax Act), timber resource property (as defined in the Tax Act), or options in respect of, or interests in, property described in any of the foregoing types of property; or (b) the Common Shares are otherwise deemed under the Tax Act to be taxable Canadian property.

This summary is based on the current provisions of the Tax Act and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof.  This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that all Proposed Amendments will be enacted as proposed, or at all.  This summary does not otherwise take into account or anticipate any changes in law, administrative policy or assessing practice, whether by legislative, administrative or judicial decision or action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be legal or tax advice to any particular holder.  This summary is not applicable to holders of Common Shares other than non-U.S. Holders and is not exhaustive of all Canadian federal income tax considerations.  Accordingly, prospective purchasers of Common Shares should consult their own tax advisors having regard to their own particular circumstances, including any provincial, territorial or foreign income tax implications of acquiring, holding or disposing of Common Shares.

Disposition of Common Shares

A U.S. Holder who disposes of, or is deemed to dispose of, a Common Shares should not be subject to any Canadian federal income tax in respect of any capital gain arising on the disposition or deemed disposition.  For this purpose, the U.S. Holder’s capital gain is the difference between its proceeds of disposition and its adjusted cost base (less any outlays or expenses incurred to make the disposition).

Taxation of Dividends on Common Shares

Any dividends paid or credited (or deemed to be paid or credited) on the Common Shares owned by a U.S. Holder will be subject to Canadian withholding tax at the rate of 25%, generally reduced to 15% by virtue of the Convention.  If the U.S. Holder is a company that beneficially owns at least 10% of the voting stock of Midway Gold Corp., the Canadian withholding tax is reduced to 5% by virtue of the Convention.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Common Shares issuable upon the conversion of the Series A Preferred Shares and the acquisition, ownership and the disposition of the Common Shares issuable upon the payment of in-kind dividends on the Series A Preferred Shares.  This summary does not discuss any tax consequences applicable to the Selling Shareholders.  Each Selling Shareholder should consult its own tax advisor regarding the consequences of the conversion of the Series A Preferred Shares to Common Shares, the Common Shares issuance upon the payment of in-kind dividends on the Series A Preferred Shares as well as the resale of such Common Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Common Shares.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares.  In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements.  Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Common Shares acquired pursuant to this offering that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●
a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Common Shares that is not a U.S. Holder or a partnership (including any entity classified as a partnership for U.S. federal income tax purposes).  This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of Common Shares.  Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of Common Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following U.S. Holders that:  (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own or have owned  (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company and hence "United States shareholders" within the meaning of Section 951(b) of the Code.  This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are:  (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Common Shares in connection with carrying on a business in Canada; (d) persons whose Common Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.  U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners).  This summary does not address the tax consequences to any such entity or owner.  Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares.

Passive Foreign Investment Company Rules

PFIC Status of the Company

If the Company were to constitute a “passive foreign investment company” (a "PFIC," as defined below) within the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Holder’s holding period, then certain potentially adverse rules will affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Common Shares.  The Company believes that it was classified as a PFIC during the tax year ended December 31, 2012, and based on current business plans and financial expectations, the Company believes that it may be a PFIC for the current tax year and may be a PFIC in future tax years.  The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document.  Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or any subsidiary of the Company) concerning its PFIC status.  Each U.S. Holder should consult its own tax advisors regarding the PFIC status of the Company and any subsidiary of the Company.

In any year in which the Company is classified as a PFIC, a U.S. Holder may be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require.  U.S.

Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

The Company generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company is passive income (the “income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”).  “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of the Company’s direct or indirect equity interest in any company that is also a PFIC (a ‘‘Subsidiary PFIC’’), and (in the absence of other certain elections, discussed below) will be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.  In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Common Shares.  Accordingly, U.S. Holders should be aware that they could be subject to tax even if no distributions are received and no redemptions or other dispositions of Common Shares are made.

Default PFIC Rules Under Section 1291 of the Code

If the Company is a PFIC for any tax year during which a U.S. Holder owns Common Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether and when such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”).  A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any “excess distribution” received on the Common Shares.  A distribution during the taxable year generally will be an “excess distribution” to the extent that such distribution (together with all other distributions in respect of the stock received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Common Shares or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective Common Shares.  The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income.  The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year.  A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” as defined in Section 163(h)(3) of the Code which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years.  A Non-Electing U.S. Holder may terminate this PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Common Shares were sold on the last day of the last tax year for which the Company was a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its Common Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares.  A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder.  Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain.  A U.S. Holder that made an QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company.  However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election.  If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge.  If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.  In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely made.  A QEF Election will be treated as “timely” made if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Common Shares in which the Company was a PFIC.  A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder timely files a U.S. federal income tax return for such year.  If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the Common Shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold for their fair market value on the day the QEF Election is effective.  If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and each Subsidiary PFIC for the QEF rules to apply to all such PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election.  If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although the QEF rules described above will not be applicable) during those tax years in which the Company is not a PFIC.  Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

U.S. Holders should be aware that there can be no assurances that the Company will satisfy the record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders are required to report under the QEF rules, in the event that the Company is a PFIC.  Thus, U.S. Holders may not be able to make a QEF Election with respect to their Common Shares or any of the Company's Subsidiary PFICs.  Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return.  However, if the Company cannot provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock.  The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks.  If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that has an effective Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares.  However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Common Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

A U.S. Holder that has an effective Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such Common Shares.  A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Common Shares, over (b) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that has an effective Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election.  In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).  Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election.  Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable.  Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC.  However, a U.S. Holder may be eligible to make a QEF election with respect to the Subsidiary PFICs to avoid the application of the default rules of Section 1291 of the Code.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not timely made a QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations).  However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares are transferred.

Certain additional adverse rules may apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election.  For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.  Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit.  The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Ownership and Disposition of Common Shares

The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Common Shares

Subject to the PFIC rules discussed above, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes.  A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC.  To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Common Shares and thereafter as gain from the sale or exchange of such Common Shares.  (See “Sale or Other Taxable Disposition of Common Shares” below).  However, the Company may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by the Company with respect to the Common Shares will constitute ordinary dividend income.  Dividends received on Common Shares generally will not be eligible for the “dividends received deduction.”  However, subject to applicable limitations, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally would be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided the Company is a qualified foreign corporation and certain other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year.  The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Subject to the PFIC rules discussed above, upon the sale or other taxable disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder's tax basis in such Common Shares sold or otherwise disposed of.  A U.S. Holder’s tax basis in Common Shares generally will be such holder’s U.S. dollar cost for such Common Shares.  Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust.  There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Additional Tax on Passive Income

Effective January 1, 2013, certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from dispositions of property (other than property held in certain trades or businesses).  U.S. Holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Common Shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.  Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax.  Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax.  This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a taxation year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code.  However, the amount of a distribution with respect to the Common Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder.  In addition, this limitation is calculated separately with respect to specific categories of income.  The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain thresholds.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  U.S. Holders may be subject to these reporting requirements unless their Common Shares are held in an account at a domestic financial institution.  Penalties for failure to file certain of these information returns are substantial.  U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Common Shares will generally be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax.  However, certain exempt persons generally are excluded from these information reporting and backup withholding rules.  Backup withholding is not an additional tax.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder.  A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement.  Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.
TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia, Canada.

LEGAL MATTERS

The law firm of Stikeman Elliott LLP has acted as our counsel by providing an opinion on the validity of the securities offered in this Prospectus and applicable Prospectus Supplements and counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents.  Certain legal matters related to the Securities offered by this Prospectus will be passed upon on our behalf by Stikeman Elliott LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law.

EXPERTS

Information relating to the our mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by William J. Crowl, Donald E. Hulse, Terre A. Lane and Donald J. Baker of Gustavson Associates, LLC, Jennifer J. Brown of Lowham Walsh LLC, Deepak Malhotra of Resource Development Inc., and Snowden Mining Industry Consultants, this information has been included in reliance on such companies and persons’ expertise.

None of Gustavson Associates, LLC, William J. Crowl, Donald E. Hulse, Terre A. Lane, Donald J. Baker, Jennifer J. Brown, Deepak Malhotra, Resource Development Inc., and Snowden Mining Industry Consultants, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions in this Prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein relating to our mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in our property or of any of our associates or affiliates.  As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding common shares.

Our consolidated financial statements as at December 31, 2011 and 2010, and for each of the years in the three- year period ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is also incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement.  Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.  You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.   You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS

MIDWAY GOLD CORP.

53,074,098 Common Shares

, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
Securities and Exchange Commission Registration Fee	$9,809.26
Legal Fees and Expenses*	100,000
Accounting Fees and Expenses*	20,000
Printing and Engraving Expenses*	5,000
Miscellaneous Expenses*	2,500
Total*	$137,309.26
* - Estimated

ITEM 15- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles provide that directors and officers shall be indemnified by us, to the extent authorized by Division 5 of Part 5 of the British Columbia Business Corporations Act, against all judgments, penalties or fines awarded or imposed in legal proceedings or investigative actions.  The Articles also authorize the Board to indemnify any other person, subject to the approval of the Supreme Court of British Columbia.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be conferred upon officers, directors and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act at and is, therefore, unenforceable.

ITEM 16- EXHIBITS

Other than contracts made in the ordinary course of business, the following are the material contracts and other material exhibits as of the date of this registration statement:

Exhibit Number	Description

1.01	Form of Underwriting Agreement*
3.01	Notice of Articles, previously filed with the initial registration statement on Form S-1 filed with the Securities and Exchange Commission on August 6, 2007 and incorporated herein by reference.
3.02	Articles, previously filed with the initial registration statement on Form S-1 filed with the Securities and Exchange Commission on August 6, 2007 and incorporated herein by reference.
3.03	Articles of Notice and Alteration, previously filed with the current report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2012.
4.01
Form of Stock Certificate, previously filed with the initial registration statement on Form S-1 filed with the Securities and Exchange Commission on August 6, 2007 and incorporated herein by reference.

5.1	Opinion of Stikeman Elliott LLP
23.1	Consent of KPMG LLP
23.2	Consent of Terre A. Lane
23.3	Consent of Jennifer J. Brown
23.4	Consent of Donald J. Baker
23.5	Consent of Donald E. Hulse
23.6	Consent of William J. Crowl

23.7	Consent of Deepak Malhotra
23.8	Consent of Gustavson Associates, LLC
23.9	Consent of Stikeman Elliot LLP (contained in Exhibit 5.1)
23.10	Consent of Resource Development Inc.
23.11	Consent of Snowden Mining Industry Consultants
24.1	Powers of Attorney (included on signature page hereto)

* To be filed as an exhibit to a current report on Form 8-K and incorporated by reference herein in connection with a specific offering of securities.

ITEM 17 – UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:  (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)           That, to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(8)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.  The registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3.

MIDWAY GOLD CORP.
January 25, 2013	By: /s/ Kenneth A. Brunk Kenneth A. Brunk Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)
January 25, 2013	By: /s/ Fritz K. Schaudies Fritz K. Schaudies Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Kenneth Brunk and Fritz Schaudies his attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated:

Name	Title	Date
/s/ Kenneth A. Brunk Kenneth A. Brunk	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	January 25, 2013

/s/ Fritz K. Schaudies Fritz K. Schaudies	Chief Financial Officer (Principal Financial and Accounting Officer)	January 25, 2013

/s/ Martin M. Hale, Jr. Martin M. Hale, Jr.	Director	January 25, 2013

/s/ Roger A. Newell Roger A. Newell	Director	January 25, 2013

John W. Sheridan	Director
Daniel E. Wolfus	Director

/s/ Frank S. Yu Frank S. Yu	Director	January 25, 2013